Exhibit 10.83

PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN
STOCK AWARD – NON-EMPLOYEE DIRECTORS

PG&E CORPORATION, a California corporation, hereby grants a Stock Award to the Recipient named below. The Stock Award has been granted under the PG&E Corporation 2014 Long-Term Incentive Plan (the “LTIP”). The terms and conditions of the Stock Award are set forth in this cover sheet and in the attached Stock Award Agreement (the “Agreement”).
Date of Grant:  November 13, 2019
Name of Recipient:
Award ID Number:
Value of Stock Award:  $[INSERT]

By accepting this award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this award, the attached Agreement, and a copy of the prospectus describing the LTIP and the Equity Awards for Non-Employee Directors under the LTIP.

Attachment

PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN
STOCK AWARD AGREEMENT FOR NON-EMPLOYEE DIRECTORS

The LTIP and Other Agreements
This Agreement and the above cover sheet constitute the entire understanding between you and PG&E Corporation regarding the Stock Award, subject to the terms of the LTIP. Any prior agreements, commitments, or negotiations are superseded. In the event of any conflict or inconsistency between the provisions of this Agreement or the above cover sheet and the LTIP, the LTIP will govern. Capitalized terms that are not defined in this Agreement or the above cover sheet are defined in the LTIP.

Grant of Stock Award
Conditioned upon the occurrence of an effective date of PG&E Corporation’s plan of reorganization under chapter 11 of the U.S. Bankruptcy Code (the “Chapter 11 Plan”) occurring during calendar year 2020 (the “Effective Date), you will be issued a number of shares of Stock (“Shares”) on a fully vested basis within thirty (30) days following the Effective Date pursuant to the LTIP, provided that you have not had a Separation From Service prior to the Effective Date (except as set forth below). Notwithstanding the foregoing, if the Effective Date occurs prior to June 22, 2020, such Shares will be issued to you within thirty (30) days following June 22, 2020, provided that you have not had a Separation From Service prior to such date (except as set forth below). The number of Shares shall be determined by dividing (i) $[INSERT], as shown on the cover sheet of this Agreement, by (ii) the value of a Share of reorganized PG&E Corporation as determined in accordance with the Chapter 11 Plan. The Stock Award is subject to the terms and conditions of this Agreement and the LTIP.

Separation of Service	If you have a Separation from Service, whether voluntarily or involuntarily, prior to the later of (i) the Effective Date or (ii) June 22, 2020, the Stock Award subject to this Agreement will be automatically cancelled and forfeited, except in the event (a) of your death, (b) of your Disability (within the meaning of Section 409A of the Code), (c) of your resignation from the Board in connection with, or in anticipation of, the confirmation of the Chapter 11 Plan, (d) of PG&E Corporation’s Nominating and Governance Committee approval of vesting in connection with your resignation or removal, or (e) that for any reason you cease to be on the Board following a Change in Control; provided, however, that if you have a Separation from Service due to a pending Disability determination, forfeiture will not occur until a finding that such Disability has not occurred.
Death/Disability
In the event of your Disability (as defined in Section 409A of the Code) or death, you or your estate will remain eligible to receive the Shares in respect of your Stock Award on the relevant date described in the section “Grant of Stock Award.”

Voluntary Termination in Connection with POR Implementation	In the event that you resign from the Board in connection with, or in anticipation of, the confirmation of the Chapter 11 Plan, or in the event PG&E Corporation’s Nominating and Governance Committee approves vesting in connection with your resignation or removal, you will remain eligible to receive the Shares in respect of your Stock Award on the relevant date described in the section “Grant of Stock Award.”
Change in Control
In the event you cease to be on the Board for any reason following the occurrence of a Change in Control, you will remain eligible to receive the Shares in respect of your Stock Award on the relevant date described in the section “Grant of Stock Award.”

Taxes
PG&E Corporation generally will not be required to withhold taxes on taxable income recognized by you upon the issuance of the Shares received in respect of the Stock Award. You shall be responsible for all taxes with respect to the Stock Award. PG&E Corporation makes no guarantees regarding the tax treatment of the Stock Award.

Voting and Other Rights	You will not have voting rights with respect to the Shares received in respect of the Stock Award until the date the underlying Shares are issued to you (as evidenced by appropriate entry on the books of PG&E Corporation or its duly authorized transfer agent).
Effect on Other LTIP Awards
This Stock Award is granted to you in lieu of any award that may otherwise be granted to you under the LTIP in respect of 2019, including under Section 7 of the LTIP. In connection with the grant of the Stock Award, you hereby acknowledge that, in consideration of the Stock Award, you will not receive any other award under the LTIP in respect of 2019.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.